La Jolla Pharmaceutical Company Reports Positive, Top-Line Results from Phase 2 Clinical Trial of GCS-100 in Chronic Kidney Disease
Primary Efficacy Endpoint of Improved Kidney Function Achieved
GCS-100 Well-tolerated
Conference Call and Webcast at 8:30 AM Eastern Time on Tuesday, March 11

SAN DIEGO, CA - (March 10, 2014) - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the “Company” or “La Jolla”) today announced positive top-line results from its randomized, placebo-controlled Phase 2 trial of GCS-100 in chronic kidney disease (CKD). The trial met its primary efficacy endpoint of a statistically significant improvement in kidney function. Specifically, a dose of 1.5 mg/m2 led to a statistically significant (p=0.045) increase in estimated glomerular filtration rate (eGFR) compared to placebo between baseline and end of treatment. At the 30 mg/m2 dose, there was no statistically significant difference.

Key secondary endpoints were also met, and the effect on circulating galectin-3 levels was consistent with the effect on eGFR. For the 1.5 mg/m2 dose, there was a statistically significant (p=0.067) reduction in circulating levels of galectin-3, while there was no significant difference at the 30 mg/m2 dose level. Galectin-3 is the molecular target of GCS-100 and has been shown to be a mediator of tissue fibrosis. Potassium, uric acid and blood urea nitrogen (BUN) all improved at the 1.5 mg/m2 dose level.

GCS-100 was well-tolerated. Out of 121 patients enrolled, 117 completed treatment, including all 41 patients treated at the 1.5 mg/m2 dose. There were no serious adverse events (SAEs) in the 1.5 mg/m2 dose group compared to two in the placebo group and two in the 30 mg/m2 group. All SAEs were deemed by the investigators as not drug-related.

“Chronic kidney disease is an enormous and growing medical problem worldwide. A disease-modifying agent that could slow and potentially reverse the tissue fibrosis that is a hallmark of this disease would be a welcome advance in the field and could have a major impact on patients’ lives,” stated Pablo E. Pergola, M.D., Ph.D., Director of the Clinical Advancement Center subsidiary of Renal Associates P.A. and Clinical Associate Professor of Medicine at the University of Texas Health Science Center at San Antonio. “Our experience with GCS-100 in this trial was very encouraging, and my patients tolerated the therapy well.”

“We want to thank the patients who volunteered for this study and our excellent group of investigators for their hard work completing this Phase 2 trial in a timely fashion. We are obviously delighted with the results,” said George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla Pharmaceutical. “We hope to use these results as a platform for further investigation not only in chronic kidney disease but also in other diseases where tissue fibrosis plays a central role.”

About the GCS-100 Phase 2 CKD Study

This Phase 2 study was a blinded, multi-center, randomized clinical trial that enrolled 121 patients with Stage 3b or 4 CKD. Patients were randomly assigned 1:1:1 to treatment with placebo, 1.5 mg/m2 of GCS-100, or 30 mg/m2 of GCS-100. Patients received the assigned treatment weekly for eight weeks followed by a four-week follow-up period. According to the pre-defined protocol and statistical analysis plan, the primary endpoint was reached if the change in eGFR from baseline to the end of treatment in either GCS-100 dose group compared to placebo had a significance of less than 10% (p value of <0.10). The t-test was the primary statistical test used for comparison between groups unless a significant covariate was found and then the ANCOVA test was employed.

A Phase 2 extension study, in which patients from the placebo-controlled Phase 2 trial are being re-randomized to receive continued weekly treatments for up to a total of one year, is ongoing.

The protocols for the Phase 2 study reported on here (GCS-100-CS-4002) and the ongoing Phase 2 extension study (GCS-100-CS-4003) can be found on the Company’s website (www.ljpc.com).

Webcast and Conference Call

The Company will be presenting at the 26th Annual ROTH Conference at 5:30 PM Eastern Time/2:30 PM Pacific Time today. A live webcast and slide presentation will be made available through the Company’s website (www.ljpc.com), which also can be accessed by clicking here.

The Company will hold an investor conference call and webcast at 8:30 AM Eastern Time/5:30 AM Pacific Time on Tuesday, March 11, 2014. You can participate on the call by either dialing (877) 359-9508 pin: 11631205 or clicking here for the webcast.

About Chronic Kidney Disease

Chronic kidney disease currently affects 14% of Americans, or approximately 49 million people, including 19 million with Stage 3 and 4 disease. The United States Renal Data System, 2012 Annual Data Report, states that, in 2010, costs for CKD reached $41 billion for Medicare alone. Overall per person per year costs for CKD were estimated at $22,323 for Medicare patients of age 65 and older and $13,395 for patients of age 50-64. Patients with CKD may progress to end-stage renal disease (ESRD). According to the National Institute of Diabetes and Digestive and Kidney Diseases, as of 2008, there were 547,982 individuals in the U.S. under treatment for ESRD and 88,630 deaths per year from ESRD.

About GCS-100

GCS-100 is a high molecular weight, complex polysaccharide that inhibits galectin-3, a molecule believed to play a central role in tissue fibrosis, or scarring. GCS-100 currently is in Phase 2 clinical development for chronic kidney disease (CKD) and also has been shown to be therapeutically active in preclinical models of other diseases where tissue fibrosis plays a central role, such as nonalcoholic steatohepatitis (NASH).

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics for chronic organ failure and cancer. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. GCS-100 currently is in Phase 2 clinical development for chronic kidney disease (CKD). LJPC-501, the Company’s second product candidate, is a natural peptide for the potential treatment of hepatorenal syndrome. LJPC-401, the Company’s third product candidate, is a natural peptide for the potential treatment of iron overload. For more information on the Company, please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, LJPC-501 and LJPC-401, the success and timing of future preclinical and clinical studies of these compounds, and potential indications for which GCS-100, LJPC-501 and LJPC-401 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

and

Chester S. Zygmont, III
Director of Finance
La Jolla Pharmaceutical Company
Phone: (858) 207-4262
Email: czygmont@ljpc.com